THE TOPPS COMPANY, INC. REPORTS FISCAL 2004 FOURTH QUARTER AND FULL YEAR RESULTS


New York, NY, April 6, 2004 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2004 fourth quarter and year ended February 28, 2004.

Net sales in the fiscal 2004 fourth quarter were $69.8 million compared to $65.7 million last year. Stronger foreign currencies versus the prior year increased 2004 fourth quarter sales by $3.1 million. Income from operations was $2.0 million compared to $3.0 million in the same period last year. Net income was $2.9 million, or $0.07 per diluted share, versus $2.0 million, or $0.05 per diluted share, in the prior year period. Results for the fiscal 2004 fourth quarter benefited by $0.04 per diluted share due to a difference in the tax rate for this year's fourth quarter versus the same quarter in the prior year.

For the twelve months ended February 28, 2004, net sales were $297.3 million compared to $290.1 million last year. Stronger foreign currencies versus the prior year added $9.7 million to full year fiscal 2004 sales results. Income from operations was $14.6 million compared to $20.8 million last year. Net income was $12.7 million, or $0.31 per diluted share, versus $16.9 million, or $0.40 per diluted share, in the prior year.

Confectionery sales declined 13.3% in the fourth quarter resulting in flat sales for the full fiscal year. Fourth quarter sales in the U.S. were impacted by several factors including continued softness in wholesale clubs, the effects of delayed new product introductions, and a reduction in certain promotional activity undertaken by major retailers last year. Domestic performance was partially offset by growth of international confectionery sales which benefited from the successful introduction of Juicy Drop Pop.

Entertainment sales increased 25.1% in the fourth quarter and 4.8% for the full year. The addition of WizKids and strong sales of European sports sticker and album products drove the fourth quarter and full year increase. Additionally, Yu-Gi-Oh! in Europe and Garbage Pail Kids in the U.S. performed well. WizKids contributed $4.2 million in revenue in the fourth quarter and generated a pre-tax loss of $1.0 million for the period, which was a smaller loss than previously anticipated. U.S. sports card sales declined in the quarter as expected.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "In fiscal 2004, we undertook a number of strategic initiatives to drive long-term Company performance. In Confectionery, while financial results came in below expectations, we made significant inroads into branded, non-lollipop products marked by the introduction of Juicy Bugs, Juicy Drop Chews, and Big Mouth Candy Spray which occurred too late in the fiscal year to contribute meaningfully. Additionally, distribution of Juicy Drop Pops reached sufficient levels to justify a full television advertising schedule which began in late February. We also made significant headway in achieving targeted distribution gains in a number of European markets.

"Within Entertainment, we placed additional focus in Europe on football products and extended the successful mini-album format to new markets and licenses. In the U.S., we restructured the sports business, pared down our offerings, and reduced overhead. While we experienced a year-on-year decline during fiscal 2004, we fared considerably better than our expectations, fueled in part by stronger basketball sales. We also established a new avenue for growth with the acquisition of WizKids, which we continue to believe offers us long-term potential by applying its game design capabilities to the Company's overall line of products."

Mr. Shorin concluded, "We currently anticipate a return to operating earnings growth in fiscal 2005."

During the fourth quarter, the Company paid a cash dividend to shareholders of $0.04 per share. Additionally, the Company repurchased 63,200 shares of stock at an average price of $9.06 per share. At February 28, 2004, the Company had $93.8 million in cash and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker and album collections, and collectible games. For additional information, visit www.topps.com. -- more --

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                (Tables Follow)

                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in thousands, except share data)

                                                       (Unaudited)
                                                      Quarter Ended              Year Ended
                                                  February       March      February       March
                                                  28, 2004      1, 2003     28, 2004      1, 2003
                                                  --------      -------     --------      -------
Net Sales                                       $   69,775   $   65,688   $  297,338   $  290,115
Cost of sales                                       47,293       43,533      193,417      188,375
                                                  --------     --------     --------     --------
   Gross Profit on sales                            22,482       22,155      103,921      101,740

Other income (expense)                                 286          322          631          184
Selling, general and administrative expenses        20,769       19,484       89,957       81,142
                                                  --------     --------     --------     --------
   Income from operations                            1,999        2,993       14,595       20,782

Interest income, net                                   497          643        2,426        2,516
                                                  --------     --------     --------     --------
Income before provision for income taxes             2,496        3,636       17,021       23,298

Provision for income taxes                            (424)       1,643        4,326        6,362
                                                  --------     --------     --------     --------
   Net Income                                   $    2,920   $    1,993   $   12,695   $   16,936
                                                  ========     ========     ========     ========

Basic net income per share                            0.07         0.05         0.31         0.41
Diluted net income per share                          0.07         0.05         0.31         0.40

Weighted average shares outstanding - Basic     40,594,000   40,727,000   40,604,000   41,343,000
Weighted average shares outstanding - Diluted   41,557,000   41,380,000   41,515,000   42,065,000


THE TOPPS COMPANY, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(Amounts in Thousands)


                                          As of           As of
                                        February          March
                                        28, 2004          1, 2003
                                        --------          -------

Cash and Equivalents                   $  93,837        $ 114,259
Working Capital                          133,299          141,484
Net Property, Plant and Equipment         13,786           14,606
Total Assets                             275,463          262,756
Shareholders' Equity                   $ 211,277        $ 196,768



                                                 SEGMENT INFORMATION
                                                (Amounts in Thousands)

                                                      Quarter Ended             Year Ended
                                                  February      March       February      March
                                                  28, 2004     1, 2003      28, 2004     1, 2003
                                                  --------     -------      --------     -------
Net Sales
---------
Confectionery                                   $   28,027   $   32,326   $  147,254   $  146,901
Entertainment Products                              41,748       33,362      150,084      143,214
                                                  --------     --------     --------     --------
Total                                           $   69,775   $   65,688      297,338      290,115
                                                  ========     ========     ========     ========
Contributed Margin
------------------
Confectionery                                   $    7,241   $   11,124   $   45,734   $   52,101
Entertainment Products                              14,084       10,616       42,467       39,313
                                                  --------     --------     --------     --------
Total                                           $   21,325       21,740       88,201       91,414
                                                  ========     ========     ========     ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                        $   21,325   $   21,740    $  88,201   $   91,414
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (17,817)     (17,712)     (67,644)     (65,778)
Depreciation & Amortization                        ( 1,795)     ( 1,357)     ( 6,593)     ( 5,038)
Other Income (Expense)                                 286          322          631          184
                                                  --------     --------     --------     --------
Income form Operations                          $    1,999        2,993       14,595       20,782
Interest Income, Net                                   497          643        2,426        2,516
                                                  --------     --------     --------     --------
Income before Provision for Income Taxes        $    2,496        3,636       17,021       23,298
                                                  ========     ========     ========     ========